Exhibit 15.1

April 24, 2015

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. S.J. Cheng

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-130230 on Form F-3 and Registration Statements Nos. 333-176935, 333-137838, 333-116670 and 333-85290 on Form S-8 of our report dated March 12, 2015, relating to the consolidated financial statements of ChipMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2014 (the “Annual Report”). We also consent to the inclusion of our report in the Annual Report.

Yours faithfully,

/s/ Moore Stephens CPA Limited
Certified Public Accountants

Hong Kong